Exhibit 99.1

[LOGO]     Constellation
NEWS RELEASE

CONTACTS
Media Relations	Investor Relations
Mike Martin – 585-218-3669 Angie Blackwell – 585-218-3842	Patty Yahn-Urlaub – 585-218-3838 Bob Czudak – 585-218-3668

Constellation Brands Completes Acquisition
of Fortune Brands’ U.S. Wine Business

FAIRPORT, N.Y., Dec. 17, 2007 – Constellation Brands, Inc. (NYSE: STZ, ASX: CBR), today announced it has completed the acquisition of the Fortune Brands, Inc. U.S. wine portfolio for a purchase price of $885 million, subject to closing adjustments.  The acquisition includes fine wines such as Clos du Bois, Wild Horse, Geyser Peak and others, as well as five wineries and vineyards in some of California’s finest wine growing regions, and an experienced team of wine business professionals.
“This acquisition is another significant step to expand our excellent portfolio of fine wine in the fast-growing super-premium and luxury segments of the U.S. market,” stated Rob Sands, Constellation Brands president and chief executive officer.  “We are pleased that we have been able to take advantage of this opportunity to strengthen our position as the premium wine leader in the U.S. marketplace and improve our ability to meet wine trade-up consumer trends.”
In connection with this acquisition, Constellation financed the transaction using net proceeds from its Dec. 5, 2007, sale of $500 million 8 3/8% Senior Notes due 2014 together with borrowings under the revolving portion of the company’s senior credit facility.  Constellation is formulating an integration plan for the acquired assets and will announce details when the plan is finalized.

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About Constellation Brands
Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol in the wine, spirits and imported beer categories, with significant market presence in the U.S., Canada, U.K., Australia and New Zealand.  Based in Fairport, N.Y., the company has more than 250 brands in its portfolio, sales in approximately 150 countries and operates approximately 60 wineries, distilleries and distribution facilities.  It is the largest wine producer in the world; the largest wine company in the U.S. based upon sales dollar value, the largest wine company in the U.K., Australia and Canada; the second largest wine company in New Zealand; the largest beer importer and marketer in the U.S. through its Crown Imports joint venture with Mexico’s Grupo Modelo; and the third largest spirits company in the U.S.  Constellation Brands is an S&P 500 Index and Fortune 500® company.  Major brands in the company’s portfolio include Corona Extra, Black Velvet Canadian Whisky, the SVEDKA vodka line, Robert Mondavi wines, Ravenswood, Blackstone, Hardys, Banrock Station, Nobilo, Kim Crawford, Inniskillin, Jackson-Triggs and Arbor Mist.  To learn more about Constellation Brands and its product portfolio visit the company’s Web site at www.cbrands.com.
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